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                                                               Exhibit (q)(viii)

                                                                      APPENDIX H

                                CODE OF ETHICS OF
                         TOCQUEVILLE ASSET MANAGEMENT LP

                            As amended July 13, 2007


      Tocqueville Asset Management LP (the "Adviser") has adopted this Code of Ethics (the "Code") to specify and prohibit certain types of personal securities transactions deemed to create a conflict of interest and to establish reporting requirements and preventive procedures pursuant to the provisions of Rule 204A-1 of the Investment Advisers Act of 1940, as amended ("Advisers Act"), and Rule 17j-1(b)(1) under the Investment Company Act of 1940, as amended (the "1940 Act").

      High ethical standards are essential for the success of the Adviser and to maintain the confidence of its clients. The Adviser's long-term business interests are best served by adherence to the principle that its clients' interests come first. Further, the Adviser and its employees have a fiduciary duty to act solely for the benefit of the Adviser's clients. All the Adviser's personnel, including directors, officers and employees of the Adviser, are obligated to put the interests of the Adviser's clients before their own personal interests and must act honestly and fairly in all respects in dealings with clients. In addition, all the Adviser's personnel are required to comply with all federal securities laws.

      This Code contains provisions designed to prevent improper personal trading, identify conflicts of interest and provide a means to resolve any actual or potential conflicts in favor of the Adviser's clients. Adherence to the Code and the related restrictions on personal investing is considered a basic condition of employment by the Adviser. If the Adviser's personnel have any doubt as to the propriety of any activity, such personnel should consult with the Compliance Officer, who is charged with the administration of this Code. As noted herein, the Adviser's personnel are obligated to promptly report to the Compliance Officer any Code violations of which such personnel have knowledge.

I.    DEFINITIONS

      A. An "Access Person" means any Covered Person who (i) has access to nonpublic information regarding any clients' purchase or sale of securities, or nonpublic information regarding portfolio holdings of any Reportable Fund; or (ii) is involved in making securities recommendations to clients or who has access to such recommendations that are nonpublic. Access Persons include Advisory Persons and Portfolio Managers of the Adviser.

      B. An "Advisory Person" means any natural person in a control relationship to the Adviser who obtains information concerning recommendations made to any client account with regard to the purchase or sale of securities by the client account. "Advisory Person" also refers to any employee of the Adviser (or of any company in a control relationship to the Adviser):

                  (i) whose functions relate to the making of any recommendations with respect to purchases or sales of securities on behalf of client accounts (as defined below) or who, in connection with his or her regular functions or duties, makes, participates in or obtains nonpublic information concerning recommendations regarding the purchase or sale of securities by the Adviser; or

                  (ii) who, in connection with his or her regular functions or duties, makes, participates in or obtains nonpublic information regarding the purchase or sale of securities on behalf of client accounts, or any such person who


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                  has nonpublic information regarding the portfolio holdings of any Reportable Fund (as defined below) or ; and.

      C. "Automatic Investment Plan" means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation, including a dividend reinvestment plan.

      D. A "Portfolio Manager" means any person or persons with the direct responsibility and authority to make investment decisions affecting client accounts.

      E. "Covered Person" means any partner, officer, director or employee of the Adviser and any other person who provides advice on behalf of the Adviser and is subject to the Adviser's supervision and control.

      F. "Beneficial Ownership" includes ownership by any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, has or shares a direct or indirect financial interest, other than the receipt of an advisory fee. Beneficial Ownership of an account or security by an Access Person or Covered Person includes ownership of an account or security by:

            - the Access Person's or Covered Person's spouse (other than a legally separated or divorced spouse of the person) and minor children;

            - any immediate family member who lives in the Access Person's or Covered Person's household;

            - any persons to whom the Access Person or Covered Person provides primary financial support, and either (i) whose financial affairs the Access Person or Covered Person controls, or (ii) for whom the Access Person or Covered Person provides discretionary advisory services; and

            - any partnership, corporation or other entity of which the Access Person or Covered Person has a 25% or greater interest or exercises effective control.

      G. "Client accounts" includes all private accounts and investment companies who have entered into investment management, administrative and advisory agreements or sub-advisory agreements with the Adviser.

      H. "Control" means the power to exercise a controlling influence. Any person who owns beneficially, either directly or through one or more controlled companies, more than 25% of the voting securities of a company shall be presumed to control such company.

      I. The "Compliance Officer" is the person designated by the Adviser to monitor overall compliance with this Code and to provide preclearance of any personal security transaction as required by this Code.

      J. "Initial public offering" means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934.

      K. "Private placements" means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) or Rule 504, Rule 505 or Rule 506.


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      L.    "Purchase or sale of a security" includes, among other things, the writing of an option to purchase or sell a security or the purchase or sale of a future or index on a security or option thereon.

      M. "Reportable Fund" means (i) any registered investment company with which the Adviser has entered into an investment management, administrative, advisory agreement or sub-advisory agreement; or
            (ii) any registered investment company whose investment adviser or principal underwriter controls the Adviser, is controlled by the Adviser or is under common control with the Adviser.

      N. "Security" shall have the meaning as set forth in Section 202(a)(18) of the Advisers Act (in effect, all securities).

      O. A security is "being considered for purchase or sale" when a recommendation to purchase or sell the security has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

II.   EXCEPTIONS

      "Access Persons," "Advisory Persons" and "Portfolio Managers" do not include any individual who is required to and does file quarterly reports with any investment adviser, sub-adviser, administrator or the principal underwriter substantially in conformity with Rule 17j-1 of the 1940 Act or Rule 204-2 of the Advisers Act, provided however, that the compliance officer of any such investment adviser, sub-adviser, administrator, or the principal underwriter shall (i) file an annual certification with the Adviser stating that such entity has adopted or approved the continuation of its Code of Ethics and (ii) notify the Compliance Officer of the Adviser of any violation of such entity's Code of Ethics upon actual knowledge by such compliance officer that a violation had occurred.

III.  RESTRICTIONS ON AND PRECLEARANCE OF PERSONAL INVESTING ACTIVITIES

      A.    Transactions in Securities on the Restricted List

            1. From time to time, a Covered Person may obtain material, non-public information or establish special or "insider" relationships with one or more issuers of securities (i.e., such Covered Person may become an officer or director of an issuer, a member of a creditor committee that engages in material negotiations with an issuer, etc.) or the Adviser may enter into non-disclosure/confidentiality agreements with issuers of securities in which clients may invest. As a result of these and other circumstances, the Adviser maintains a Restricted List containing the names of issuers whose securities are not eligible for purchase or sale by Covered Persons and/or client accounts. The Compliance Officer is responsible for maintaining and updating the Restricted List and will advise the Adviser's employees, including the Adviser's Head of Trading, in writing when any issuer is added to or deleted from the Restricted List. The Compliance Officer will also maintain a list of Reportable Funds, which will be updated as necessary.

            2. Except as otherwise permitted by the Compliance Officer, Covered Persons are prohibited from trading, either personally or on behalf of client accounts, in any security of an issuer appearing on the Restricted List. In furtherance of this prohibition, the Head of Trading will place a "hold" in the Adviser's portfolio management system on any security included on the Restricted List.


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                  The Compliance Officer must reflect in writing his approval of any transaction in a security of an issuer appearing on the Restricted List and provide the Head of Trading with a copy of such approval.

      B.    Preclearance

            1. An Access Person may not, directly or indirectly, acquire or dispose of Beneficial Ownership of a security except as provided below unless:

                  a) such transaction has been approved by the Compliance Officer (A Personal Trading Request Form is attached as Attachment A.) and, if such transaction involves an option transaction, the transaction has been approved by the Adviser's Chief Executive Officer or, in the CEO's absence, the Access Person's immediate supervisor prior to seeking the Compliance Officer's approval;

                  b) the approved transaction is completed on the same day approval is received; and

                  c) the Compliance Officer has not rescinded such approval prior to execution of the transaction.

            2.    Exceptions from Preclearance

                  The prohibitions of this subsection B.1. shall not apply to:

                  a) purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control;

                  b) purchases or sales that are non-volitional on the part of the Access Person, including mergers, recapitalizations or similar transactions;

                  c)    purchases which are part of an Automatic Investment
                        Plan;

                  d) purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired; and

                  e) purchases and sales that receive prior approval in writing by the Compliance Officer as (a) not likely to disadvantage any client account for reasons set forth by the Compliance Officer, (b) clearly not economically related to the securities to be purchased or sold or held by a client account or (c) not representing any danger of the abuses prescribed by Rule 204A-1 or Rule 17j-1, but only if in each case the prospective purchaser has identified to the Compliance Officer all factors of which he or she is aware which are potentially relevant to a conflict of interest analysis, including the existence of any substantial economic relationship between his or her transaction and securities held or to be held by a client account.

            3.    Additional Safe Harbors

                  Notwithstanding the provisions of subsection B.1., if the personal trading request involves one of the items listed immediately below, the transaction may be


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                  approved without further inquiry (unless the transaction
                  involves an IPO or private placement, in which case the provisions of subsection G shall govern):

                  a) 1,000 shares or less in the aggregate, if the issuer has market capitalization (outstanding shares multiplied by the current market price per share) greater than $5 billion; or

                  b) (i) 500 shares or less in the aggregate or (ii) less than .001% of the issuer's market capitalization, if the issuer has market capitalization (outstanding shares multiplied by the current market price per share) less than $5 billion; or

                  c)    a trade submitted by an Access Person if:

                        (ii) the number of shares beneficially owned by the Access Person is 10% or less than the total number of shares to be purchased or sold by such Access Person and all client accounts purchasing or selling on that day and

                        (iii) for trades in a particular security executed on a given trade day, the trades are aggregated and the Access Person receives the same average price as all orders executed that day and

                        (iv) the amount of the order of the Access Person and all client accounts purchasing or selling on that day is less than

                        - 50% of the average daily market volume for the last 6 months for listed securities; or

                        - 25% of the average daily market volume for the last 6 months for full NASDAQ securities.

                  The exception set forth in this subsection (c) reflects the recognition that it is the investment philosophy of certain Access Persons and their private account clients that the Access Person generally owns for its own account the same securities as the private account clients. Access Persons will not be allowed to buy or sell NASDAQ Small Cap, Bulletin Board or Pink Sheet stocks with client accounts.

                  d) investment grade debt instruments less than $100,000.

            C.    Failure to Disclose Personal Interests in a Security

                  1. Within 10 days of commencement of employment with the Adviser, each Access Person shall disclose to the Compliance Officer, on the appropriate form, all holdings of securities (see Section V.A.).

                  2. An Access Person shall not cause or attempt to cause client accounts to acquire or dispose of any security in which the Access Person has any Beneficial Ownership (including any option, warrant or other right or interest relating to such security) unless the Access Person shall first disclose to the Compliance Officer all facts reasonably necessary to assure that any conflicts of interest relating to such security are resolved in a manner that is not disadvantageous to client accounts.


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            D.    Depriving Client Accounts of Investment Opportunities

                  The failure of an Access Person to recommend an investment opportunity to, or to purchase an investment opportunity for, a client account in order to obtain a personal benefit will be considered a course of conduct that deprives a client account of an investment opportunity. Such conduct is prohibited. An example of this type of prohibited conduct is to effect a personal transaction in a security and to intentionally fail to recommend, or to fail to effect, a suitable client account transaction in such security in order to avoid the appearance of a conflict of interest. Also, the taking for oneself of an investment opportunity intended for a client account is a prohibited deprivation of an investment opportunity.

            E.    "Scalping" or "Front-Running"

                  Covered Persons shall not acquire or dispose of Beneficial Ownership of a security if such acquisition or disposition is based upon the Covered Person's knowledge of actions already taken, being taken or being considered by the Adviser on behalf of any of its client accounts. Such prohibited conduct will be considered to violate the Code. Examples of this type of prohibited conduct include:

                  - for personal gain, a Covered Person uses knowledge of a future purchase of a security by a client account and buys the security or acquires direct or indirect Beneficial Ownership of the security before the client account buys the security; or

                  - for personal gain, a Covered Person uses knowledge of a future sale of a security by a client account and sells the security for any account with respect to which the Covered Person is the direct or indirect beneficial owner before the client account sells the security (e.g., the Covered Person sells short a security based on knowledge of a future sale of the security by a client account).

            F.    Blackout Periods

                  1.    Same Day Restriction:

                        Access Persons are prohibited from executing a parallel securities transaction on any day during which a client account has a pending "buy" or "sell" order in the same (or equivalent) security of the same issuer, until that order is executed or withdrawn.

                  2.    Seven-Day Restriction:

                        Portfolio Managers are prohibited from buying or selling a security within at least seven calendar days before or after a client account trades in the same (or equivalent) security of the same issuer. (Note: The day of the last client account trade is counted as the first day of this seven calendar day period.) If a Portfolio Manager purchases or sells a security within seven days before or after a trade by any client account, the Compliance Officer will require that the Portfolio Manager take such action as necessary to unwind or reverse such transaction. The Portfolio Manager will disgorge any profits obtained as a result of such subsequent trade, as directed by the Compliance Officer.

                        Depending on the circumstances in each case, it may be appropriate for the Compliance Officer to impose a "cooling-off period" longer than the seven calendar day period described above. Some of these circumstances could


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                        include whether the security is thinly traded, the
                        number and dollar volume of transactions of Portfolio Managers and client accounts, and the Portfolio Manager's level of involvement in the investment process.

            G.    Initial Public Offerings ("IPOs") and Private Placements

                  With regard to IPOs and private placements, each Access Person shall:

                  1. obtain express prior written approval from the Compliance Officer (who, in making such determination, shall consider among other factors, whether the investment opportunity should be reserved for a particular client account or accounts, and whether such opportunity is being offered to such Access Person by virtue of his or her position with the Adviser) for any acquisition of securities in an IPO or private placement. A record of any decision, and the reasons supporting the decision, to approve the acquisition by Access Persons of such securities, must be maintained as required by Section VII.B.; and

                  2. after authorization to acquire securities in an IPO or private placement has been obtained, disclose such personal investment with respect to any subsequent consideration by a client account for investment in that issuer.

                  Any express prior written approval received from the Compliance Officer shall be valid only on the day on which it was issued. If a Portfolio Manager on behalf of a client account decides to purchase securities of an issuer the shares of which have been previously obtained for personal investment by the Portfolio Manager, that decision shall be reviewed by the Compliance Officer.

            H.    Short-Term Trading Profits

                  No Advisory Person shall profit from the purchase and sale (or sale and purchase) of the same (or equivalent) securities held in a client account of which such Advisory Person has Beneficial Ownership within 60 calendar days. No Advisory Person shall profit from the purchase and sale (or sale and purchase) of shares of Reportable Funds of which such Advisory Person has Beneficial Ownership within 60 calendar days.

                  Any profit so realized shall be disgorged, as determined by the Compliance Officer.

            I. Purchase of Non-Investment Grade Corporate Bonds Held in Client Accounts

                  Access Persons shall not acquire direct or indirect Beneficial Ownership of a corporate bond if, at the time of such acquisition, any debt security of the issuer of such bond is held in a client account and such corporate bond is rated less than investment grade by either Moody's Investors Services, Inc. ("Moody's") or Standard and Poor's Corporation ("S&P"). (Note: for this purpose, a bond that is not rated by either Moody's or S&P will be treated as a bond that is rated less than investment grade.)

IV.   RESTRICTIONS ON OTHER ACTIVITIES

            A.    Solicitation or Acceptance of Gifts and Gratuities

                  Covered Persons, on occasion, may be offered or may receive without notice, gifts from clients, brokers, vendors or other persons affiliated with such entities. In order to maintain the independence, integrity and reputation of the Adviser, the determination as to whether it is permissible to accept such gifts must be rendered on a case-by-case basis considering the circumstance surrounding the offering, solicitation or receipt of the gift, as


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                  well as its value. Guidelines have been developed and adopted for applying such a case-by-case analysis.

                  A "gift" includes any thing of value given to a Covered Person in any form, including but not limited to, money, services, loan, travel, meals, entertainment, promise or discount. It may be provided in kind, or by purchase of a ticket, payment in advance or reimbursement for an expense that has been incurred.

                  NO COVERED PERSON MAY SOLICIT PERSONAL GIFTS OF ANY VALUE.

                  Acceptance of extraordinary or extravagant gifts is prohibited. However gifts of a nominal value (less than $100) may be accepted. In determining the value of a gift, the combination of two or more gifts during any twelve-month period should be viewed in the aggregate. A series of nominal gifts may collectively surpass the acceptable value threshold.

                  If a Covered Person receives any gift that might be prohibited under this Code, the Covered Person must immediately inform the Compliance Officer. Any gift that cannot be given to a Covered Person is likewise impermissible when made with the knowledge and acquiescence of the Covered Person to a related person or to any other person or entity, including a charitable organization, on behalf of the Covered Person.

                  Notwithstanding the above, it is recognized that there are common situations when a Covered Person may be offered or receive a thing of value which should not be considered a violation of these prohibitions. Accordingly a Covered Person may accept the following:

                  1. any thing given by a person or entity with a family or personal relationship with the Covered Person when the circumstance makes it clear that it is a personal relationship, rather than employment with the Adviser that is the primary motivation for the gift,

                  2. presents which are modest, reasonable and customary, given on special occasions, such as birthdays, marriage, illness or retirement,

                  3. customary business meals, entertainment and promotional items, and

                  4. invitations to attend occasional personal, family or private events or functions.

            B.    Independent Practice for Compensation.

                  Covered Persons shall not undertake a business activity or practice for compensation that is in competition with the Adviser unless they have received the written consent of the Compliance Officer. For this purpose, "business activity or practice" includes any service that the Adviser currently makes available for compensation.

                  No Advisory Person shall serve on a board of directors of a publicly traded company without prior authorization from the Compliance Officer. Such authorization shall be based upon a determination that such board service would be consistent with the interests of client accounts. If board service of an Advisory Person is so authorized, such Advisory Person shall be isolated from the investment making decisions of any client account with respect to the company of which he or she is a director. The Compliance Officer may also impose such other restrictions on Advisory Person trading or client trading in securities of that issuer.

                  Covered Persons shall also avoid any action, whether for personal profit or otherwise,


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                  that results in an actual or potential conflict of interest with the Adviser or its client accounts, or which may be otherwise detrimental to the interest of the Adviser or its client accounts. Such conflict may also arise from the purchase and sale for a client account of securities in which an officer, director or personnel of the Adviser has an economic interest. Such conflict also may arise in connection with vendor relationships in which an officer, director or personnel has a direct or indirect financial interest, family interest or other personal interest. Such conflicts must be resolved in favor of the Adviser's client, or if the conflict involves a vendor, in favor of the Adviser.

      V.    COMPLIANCE PROCEDURES

            A.    Disclosure of Personal Holdings

                  1. Initial Holdings Reports. No later than 10 days after the person becomes an Access Person, the following information (which information, unless otherwise specified, must be current as of a date no more than 30 days before the report is submitted) must be provided to the Compliance Officer (a form of the Initial Holdings Report is attached as Attachment B):

                        a) the title and type of security, the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each security in which the Access Person had any direct or indirect Beneficial Ownership when the person became an Access Person;

                        b) the name of any broker, dealer or bank with which the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and

                        c) the date that the report is submitted by the Access Person.

                  2. Annual Holdings Reports. Annually, the following information (which information must be current as of a date no more than 30 days before the report is submitted) must be provided (a form of the Annual Holdings Report is attached as Attachment C):

                        a) the title and type of security, the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each security in which the Access Person had any direct or indirect Beneficial Ownership;

                        b) the name of any broker, dealer or bank with which the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person; and

                        c) the date that the report is submitted by the Access Person.

                  3. Account Statements. In lieu of providing the Initial and Annual Holdings Reports described in Sections V.A.1 and V.A.2., an Access Person may submit to the Compliance Officer account statement(s) listing each security in which the Access Person has any direct or indirect Beneficial Ownership. Account statements submitted to the Compliance Officer must contain the information and otherwise meet the requirements of Initial and Annual Holdings Reports set forth in Sections V.A.1 and V.A.2, and the Access Person submitting the account statements must certify that the information in the account statements is accurate.


                                      H-9
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            B.    Exceptions to Disclosure of Personal Holdings

                  An Access Person need not submit any holding report (account statements) with respect to securities held in accounts over which the Access Person has no direct or indirect influence or control.

            C.    New Accounts

                  Each Access Person must notify the Compliance Officer promptly of any new account opened in which securities are held for the direct or indirect benefit of the Access Person (i.e., Beneficial Ownership). The Access Person must name the broker, bank or custodian with whom the account was established and include the date the account was established.

            D.    Transaction Reporting

                  All Access Persons shall direct their brokers to supply the Compliance Officer on a timely basis (i.e., so that the Adviser receives the information no later than 30 days after the end of the applicable calendar quarter), duplicate copies of confirmations and monthly/quarterly brokerage statements for all securities transactions.

            E.    Review

                  The Compliance Officer will periodically review holdings reports, confirmations and account statements for, among other things, consistency with preclearance requests and client transactions. In reviewing transactions, the Compliance Officer will take into account the exemptions permitted under the Code. Before making a determination that a violation has been committed by an Access Person, the Compliance Officer shall give such person an opportunity to supply additional information regarding the transaction in question.

            F.    Certification of Compliance

                  The Compliance Officer will provide each Covered Person with a copy of this Code within five days of such person becoming a Covered Person. Thereafter, the Compliance Officer will disseminate the Code annually. The Compliance Officer will disseminate amendments to the Code as necessary. Each Covered Person is required to certify initially and then annually (periodically, with respect to any amendments to the Code that may have been disseminated) that he or she has received, read and understood the Code (and any amendments) and recognizes that he or she is subject to such Code. Further, each Covered Person is required to certify annually that he or she has complied with all the requirements of the Code (and any amendments) and, if applicable, that he or she has disclosed or reported all personal securities transactions pursuant to the requirements of the Code.

      VI.   SANCTIONS

            If the Compliance Officer determines that a violation of this Code has occurred, he or she shall so advise management of the Adviser and shall in consultation with management (and counsel as necessary) impose such sanctions as may be appropriate, including, inter alia, disgorgement of profits, censure, suspension or termination of the employment of the violator. All material violations of the Code and any sanctions imposed as a result thereto shall be maintained as part of the Adviser's records as specified below in Section VII.B.

      VII.  MISCELLANEOUS


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            A.    Access Persons

                  The Compliance Officer will identify all Access Persons who are under a duty to make reports pursuant to this Code and will inform such persons of such duty. Any failure by the Compliance Officer to notify any person of his or her duties under this Code shall not relieve such person of his or her obligations hereunder.

            B.    Records

                  The Compliance Officer shall maintain records in the manner and extent set forth below, and these records shall be available for examination by representatives of the Securities and Exchange Commission:

                  1. a copy of this Code which is, or at any time within the past five years has been, in effect shall be preserved in an easily accessible place;

                  2. a record of any violation of this Code and of any action taken as a result of such violation shall be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs, the first two years in an appropriate office of the Adviser;

                  3. a copy of all written acknowledgements of the receipt of the Code and any amendments thereto for each Covered Person who is currently, or within the past five years was a Covered Person;

                  4. a copy of each report made pursuant to this Code and brokerage confirmations and statements submitted on behalf of Access Persons shall be preserved for a period of not less than five years from the end of the fiscal year in which the last entry was made on such record, the first two years in an appropriate office of the Adviser;

                  5. a list of all persons who are required, or within the past five years have been required, to make reports under the Code or who are responsible for reviewing such reports pursuant to this Code shall be maintained in an easily accessible place;

                  6. a record of any decision and supporting reasons for approving the acquisition of securities by an Access Person; and

                  7. a record of persons responsible for reviewing reports and a copy of reports provided pursuant to Section VII.E.

            C.    Confidentiality

                  Pursuant to the Adviser's policies, Covered Persons are prohibited from revealing personal non-public information about the Adviser's clients or information pertaining to the investment intentions, activities or portfolios of client accounts, except to persons whose responsibilities require knowledge of such information. Likewise, such information shall not be used to further the personal interests of a Covered Person. The Adviser has also adopted a policy that restricts the distribution of information with respect to the portfolio holdings of investment companies for which the Adviser serves as adviser or sub-adviser. The policy is attached as Attachment D.

                  All reports of securities transactions and any other information filed pursuant to this Code shall be treated as confidential, except to the extent required by law. Each Covered

                  Person must execute the Confidentiality Agreement attached as Attachment E.

            D.    ADV Disclosure

                  The Compliance Officer shall ensure that the Adviser's Form
                  ADV: (i) describes the Code on Schedule F of Part II and (ii) offers to provide a copy of the Code to any client or prospective client upon request.

            E.    Board Approval and Reporting

                  The Board of Trustees of any registered investment company advised or sub-advised by the Adviser must approve this Code and any material amendments to this Code. The Compliance Officer will prepare annually a written report that describes any issues arising under the Code since the last report, including information about material violations of the Code and sanctions imposed in response to such violations. The report must include discussion of whether any waivers that might be considered important by the Board were granted during the period. The report must also certify that the Adviser has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

History
Initially adopted: 11/18/86
Amended: 3/6/95, 5/25/00, 8/27/00, 11/9/00, 1/23/01, 9/19/02, 5/17/07; 7/13/07

                                                                    ATTACHMENT A

                        TOCQUEVILLE ASSET MANAGEMENT L.P.

                   PERSONAL TRADING REQUEST AND AUTHORIZATION
    PERSONAL TRADING REQUEST (TO BE COMPLETED BY ACCESS PERSON PRIOR TO ANY
                                PERSONAL TRADE):

Name:__________________________ Date For Which You Seek Approval:_______________

Name of the issuer and dollar amount or number of securities of the issuer to be purchased or sold:
________________________________________________________________________________

Nature of the transaction (i.e. purchase, sale) (1):____________________________

Is this trade part of a larger order that includes client accounts?

      Yes_______  No________ If Yes, please answer the following questions:

      What is the total percentage of the order for your account(s)?___________%

      Does this fall under the 500 or 1,000 share safe harbors?

      _____Yes, the 500 share safe harbor _____ Yes, the 1,000 share safe harbor

      _____No, the order does not fall under the safe harbor provisions. I am requesting an exemption from either the 500 or 1,000 share or 10% safe harbor limits.

Are you or is a member of your immediate family an officer or trustee of the issuer of the securities or any affiliate (2) of the issuer? Yes__ No__. If yes, please describe:________________________________________________________________
________________________________________________________________________________

Describe the nature of any direct or indirect professional or business relationship that you may have with the issuer of the securities (3).
________________________________________________________________________________

Do you have any material nonpublic information concerning the issuer?

                          Yes_______ No_______

Do you beneficially own more than 1/2 of 1% of the outstanding equity securities of the issuer?

                          Yes_______ No_______

If yes, please report the name of the issuer and the total number of shares "beneficially owned":___________________________________________________________

________________________________________________________________________________


----------
1     If other than market order, please describe any proposed limits.

2 For purposes of this question, "affiliate" includes (i) any entity that directly or indirectly owns, controls or holds with power to vote %5 or more of the outstanding voting securities of the issuer and (ii) any entity under common control with the issuer.

3 A "professional relationship" includes, for example, the provision of legal counsel or accounting services. A, "business relationship" includes, for example, the provision of consulting services or insurance coverage.

Are you aware of any facts regarding the proposed transaction, including the existence of any substantial economic relationship, between the proposed transaction and any securities held or to be acquired by the Fund that may be relevant to a determination as to the existence of a potential conflict of interest? (4)

                          Yes_______ No_______

If yes, please describe: _______________________________________________________
________________________________________________________________________________

            To the best of my knowledge and belief the answers that you have provided above are true and correct.

               _______________________     ______________
                      Signature                 Date

APPROVAL OR DISAPPROVAL OF PERSONAL TRADING REQUEST (TO BE COMPLETED BY COMPLIANCE OFFICER AND, IF APPLICABLE, CEO):

CEO/Immediate Supervisor Approval of Personal Trading Request Involving an Option Transaction:

_____ If the Personal Trading Request involves an option transaction, the CEO
      (or, in his absence, the immediate supervisor of the Access Person) must approve the transaction. The following signature confirms such approval. (5)

Dated:__________________  Signed:_______________________________________________

                          Title:________________________________________________

Compliance Officer Approval or Disapproval of Personal Trading Request:

______ I confirm that the above-described proposed transaction appears to be consistent with the policies described in the Code and that the conditions necessary (6) for approval of the proposed transaction have been satisfied.

______ I do not believe the above-described proposed transaction is consistent with the policies described in the Code or that the conditions necessary for approval of the proposed transaction have been satisfied.

Dated:__________________  Signed:_______________________________________________

                          Title:________________________________________________

----------
4 Facts that would be responsive to the question include, for example, the receipt of "special favors" from a stock promoter, such as participation in a private placement or initial public offering, as an inducement to purchase other securities for the Fund. Another example would be investment in securities of a limited partnership that in turn owned warrants of a company formed for the purpose of effecting a leveraged buy-out in circumstances where the Fund might invest in securities related to the leveraged buy-out. The foregoing are only examples of pertinent facts and in no way limit the types of facts that may be responsive to this question.

5 PLEASE NOTE: The Compliance Officer will not approve any option transaction that has not been approved by the Adviser's CEO (or, in his absence, by the Access Person's immediate supervisor).

6 In the case of a personal securities transaction by an Access Person of the Fund (other than Disinterested Trustees of the Fund), the Code of Ethics of the Fund requires that the Fund's compliance Officer determine that the proposed personal securities transaction (i) is not potentially harmful to the Fund, (ii) would be unlikely to affect the market in which the Fund's portfolio securities are traded, or (iii) is not related economically to securities to be purchased, sold, or held by the Fund. In addition, the Code requires that the Fund's Compliance Officer determine that the decision to purchase or sell the security at issue is not the result of information obtained in the course of the Access Person's relationship with the Fund.

                                                                    ATTACHMENT B

                         TOCQUEVILLE ASSET MANAGEMENT LP

                             INITIAL HOLDINGS REPORT


To:  Compliance Officer

From:__________________________________________
                    (Your Name)

      This Initial Holdings Report (the "Report") is submitted pursuant to the Code of Ethics and supplies information with respect to securities in which I may be deemed to have, or to have had, any direct or indirect beneficial ownership interest.

      Unless the context otherwise requires, all terms used in the Report shall have the same meaning as set forth in the Code of Ethics.

      For purposes of the Report indirect beneficial ownership is presumed by SEC Rule 16a-1(a) as including accounts of: the employee's spouse (other than a legally separated or divorced spouse of the employee) and minor children; any immediate family member who lives in the employee's household; any persons to whom the employee provides primary financial support, and either (i) whose financial affairs the employee controls, or (ii) for whom the employee provides discretionary advisory services; and any partnership, corporation or other entity of which the employee has a 25% or greater interest or exercises effective control.



                             Exchange Ticker                                                 Name of the Broker, Dealer or Bank With
                                Symbol or                             Principal Amount        Whom Account in Which Securities Were
   Title of Securities            CUSIP          Number of Shares      of Securities                   Held is Maintained
   -------------------            -----          ----------------      -------------                   ------------------

      I HEREBY CERTIFY THAT I (1) HAVE READ AND UNDERSTAND THE CODE OF ETHICS,
(2) RECOGNIZE THAT I AM SUBJECT TO THE CODE OF ETHICS AND (3) CERTIFY THAT TO THE BEST OF MY KNOWLEDGE THE INFORMATION FURNISHED IN THIS REPORT IS TRUE AND CORRECT.

Name (Print)                        ____________________________

Signature                           ____________________________

Date                                ____________________________

                                                                    ATTACHMENT C

                         TOCQUEVILLE ASSET MANAGEMENT LP

                             ANNUAL HOLDINGS REPORT


To: Tom Pandick

From:__________________________________________
                   (Your Name)

This Annual Holdings Report (the "Report") is submitted pursuant to the Tocqueville Code of Ethics and sets forth information pertaining to securities in which I may be deemed to have any direct or indirect beneficial ownership interest as of December 31, 2006. [Attach additional sheets if as necessary to complete the Report.]

For those accounts where Compliance routinely receives duplicate copies of brokerage/custodian statements, note on the Report "Duplicates Provided". For other accounts brokerage/custodian statements may be substituted for the completion of this Report. Please mark a notation below "See Attached" and attach copies of such statements to this Report.

For purposes of the Report indirect beneficial ownership shall be interpreted as defined in the provisions of the Code of Ethics and Rule 16a-1(a)(2) of the Securities Exchange Act of 1934.

     REMEMBER TO SIGN THE CERTIFICATION ON THE REVERSE SIDE OF THIS REPORT.

                            Exchange Ticker                                                  Name of the Broker, Dealer or Bank With
                               Symbol or                             Principal Amount         Whom Account in Which Securities Were
   Title of Securities           CUSIP          Number of Shares      of Securities                     Held is Maintained
   -------------------           -----          ----------------      -------------                     ------------------


I HEREBY CERTIFY THAT I (1) HAVE READ AND UNDERSTAND THE CODE OF ETHICS (2) RECOGNIZE THAT I AM SUBJECT TO THE CODE OF ETHICS, (3) HAVE COMPLIED WITH THE REQUIREMENTS OF THE CODE OF ETHICS OVER THE PAST YEAR, (4) HAVE DISCLOSED ALL PERSONAL SECURITIES TRANSACTIONS, OVER THE PAST YEAR, REQUIRED TO BE DISCLOSED BY THE CODE OF ETHICS, (5) HAVE SOUGHT AND OBTAINED PRECLEARANCE WHENEVER REQUIRED BY THE CODE OF ETHICS AND (6) CERTIFY THAT TO THE BEST OF MY KNOWLEDGE THE INFORMATION FURNISHED IN THIS REPORT IS TRUE AND CORRECT.



Name (Print)                     ____________________________

Signature                        ____________________________

Date                             ____________________________

                                                                    ATTACHMENT D

   POLICY FOR DISCLOSURE OF PORTFOLIO HOLDINGS OF INVESTMENT COMPANIES ADVISED
           BY TOCQUEVILLE ASSET MANAGEMENT L.P. AND RELATED ENTITIES


Tocqueville Asset Management L.P. ("TAM") serves as investment adviser to several registered open-end investment companies ("mutual funds"). As a result, certain TAM employees have access to the portfolio holdings of the mutual funds. TAM's Code of Ethics (the "Code") requires TAM employees to safeguard client information and proprietary information of the mutual funds. The following policy is intended to elaborate on the Code and make clear that portfolio holdings of the mutual funds should not be distributed to any person unless:

            (1) The disclosure is in response to a regulatory request and the Chief Compliance Officer ("CCO") of the mutual fund has authorized such disclosure;

            (2) The disclosure is to a fund rating or statistical agency or person performing similar functions where there is a legitimate business purpose for such disclosure and such entity has signed a confidentiality or similar agreement, where available, with the mutual fund or its agents and the CCO of the mutual fund has authorized such disclosure (procedures to monitor the use of non-public information by these entities may include the use of (a) annual certifications reaffirming that the entity has utilized such information in accordance with the terms of the agreement between the entity and the mutual fund or its agents or (b) the conditioning of the receipt of such information upon the entity agreeing to maintain the confidentiality of the information, along with other representations, where such representations accompany the transmittal of the information);

            (3) The disclosure is made to parties involved in the investment process, administration or custody of the mutual fund, including its board of trustees;

            (4) The disclosure is in connection with (a) a quarterly, semi-annual or annual report that is available to the public or (b) other periodic disclosure that is publicly available; or

            (5) The disclosure is made pursuant to prior written approval of the CCO of the mutual fund.

TAM shall not accept on behalf of itself, its affiliates or the mutual funds any compensation or other consideration in connection with the disclosure of portfolio holdings of the mutual funds. Any disclosure made pursuant to Item 5 above shall be reported to the mutual fund's board of trustees at the next quarterly meeting.

Any suspected breach of this policy should be reported immediately to the CCO and to your supervisor.


Dated:  January 30, 2004, as amended December 9, 2004

                                                                    ATTACHMENT E

                       TOCQUEVILLE ASSET MANAGEMENT, L.P.

                       EMPLOYEE CONFIDENTIALITY AGREEMENT




I, ___________________________, recognize and acknowledge that as a result of my employment with Tocqueville Asset Management, L.P. ("Tocqueville"), I will become aware of and have access to confidential and proprietary information concerning the firm's services, client development and service strategy, marketing and pricing strategy, as well as non-public personal financial information pertaining to existing, future and former clients, all of which are valuable and unique assets of the Tocqueville business.

Accordingly, I agree that I shall protect the security and confidentiality of such information and shall not, whether during or after the term of my employment with Tocqueville, disclose such information to any person, firm, corporation, or association or any other entity for any reason except as provided for in the Tocqueville Privacy Policy and Procedures or as required by law. Further, I understand that a violation of the Tocqueville Privacy Policy and Procedures or this Agreement may result in disciplinary action, including my dismissal.

This Agreement pertaining to the confidentiality of non-public personal information shall survive the termination or discontinuance of my employment with Tocqueville.

By my signature below, I acknowledge that I have read, understand and accept the terms and requirements set forth in this Agreement, and that I have been provided a copy of this Agreement and the Tocqueville Privacy Policy and Procedures.





Signature:____________________________________________________

Printed Name: ________________________________________________

Date:_____________________


                                      HE-1